Exhibit 99.1

November 19, 2015

KaloBios Pharmaceuticals, Inc. Appoints Martin Shkreli CEO and Announces New Financing

Martin Shkreli, David Moradi, Tony Chase and Marek Biestek to join the Board of Directors

SOUTH SAN FRANCISCO, Calif., Nov. 19, 2015 /PRNewswire/ — KaloBios Pharmaceuticals, Inc. (Nasdaq: KBIO), today announced that an investor group led by Martin Shkreli, the Founder and Chief Executive Officer of Turing Pharmaceuticals AG, has acquired 70% of its outstanding shares. KaloBios also announced the appointment of Martin Shkreli to the position of Chief Executive Officer and his election as Chairman of the Board. In his new role, Mr. Shkreli will work with the company’s senior management team to ensure the Company’s continued operations. KaloBios further announced that David Moradi,Tony Chase and Marek Biestek have been elected to the Board of Directors. In connection with these developments, the former directors have resigned, effective immediately.

KaloBios has received a commitment from Mr. Shkreli and other investors for an equity investment of at least $3.0 million. In addition, Mr. Shkreli and the group of investors have committed to a $10 million equity financing facility, subject to applicable shareholder approval.

Martin Shkreli, Chief Executive Officer, said, “We believe that the KaloBios’ lenzilumab is a very promising candidate for the treatment of various rare and orphan diseases. This monoclonal antibody neutralizes soluble granulocyte-macrophage colony stimulating factor (GM-CSF), a central actor in leukocyte differentiation, autoimmunity and inflammation. Lenzilumab has particular promise in Chronic Myelomonocytic Leukemia (CMML), a disease with no FDA-approved treatment options and a 3-year overall survival rate of 20%.”

An IND for a Phase I/II CMML monotherapy study of lenzilumab has been cleared by the Food and Drug Administration(NCT02546284). Preclinical studies have shown lenzilumab can be used to cause apoptosis in CMML cells by depriving them of GM-CSF. Lenzilumab may also have clinical utility in other rare autoimmune and inflammatory disorders. A 31-patient Phase I/II clinical trial of lenzilumab will begin enrollment at eight leading oncology clinical trial sites by year end 2015 with interim results possible as soon as the first half of 2016.

The company has approximately $5 million in cash and will endeavor to file its quarterly results on Form 10-Q as soon as possible. Mr. Shkreli will continue as Chief Executive Officer of Turing Pharmaceuticals AG and the two companies will operate independently.

About KaloBios

KaloBios Pharmaceuticals, Inc. is seeking to improve the lives of patients by developing innovative therapies to treat diseases of high unmet medical need, with a current focus on oncology. KaloBios has focused on advancing lenzilumab, an anti-GM-CSF mAb that KaloBios is evaluating in oncology indications where GM-CSF may play a key role, such as chronic myelomonocytic leukemia (CMML). The IND for lenzilumab in CMML, an orphan oncology indication, has been cleared by theFDA.

For more information on KaloBios Pharmaceuticals, please visit our web site at http://www.kalobios.com.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and statements regarding the company’s clinical development of lenzilumab. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the company’s limited cash reserves and its ability to obtain additional capital on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials that the company has initiated or plans to initiate; the potential timing and outcomes of clinical studies of lenzilumab undertaken now or in the future; the ability of the company to timely source adequate supply of its development products from third party manufacturers on whom the company depends; the potential, if any, for future development of any of its present or future products; the company’s ability to successfully progress, partner or complete further development of its programs; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; the company’s ability to protect the company’s intellectual property; competition; changes in the regulatory landscape or the imposition of regulations that affect the company’s products; and other factors listed under “Risk Factors” in the company’s most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2015, the Annual Report on Form 10-K filed on March 16, 2015, and the company’s other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The company has no obligation, and expressly disclaims any obligation to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, visit http://www.kalobios.com.

Contact:

Martin Shkreli
KaloBios CEO
1-646-356-5590